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                                                                      EXHIBIT 2.
FOR IMMEDIATE RELEASE
Contact:      Douglas Ian Shaw
              Corporate Secretary
              (516) 727-5667


                       SUFFOLK BANCORP MAKES ANNOUNCEMENT

         Riverhead, New York, April 5, 1995, -- On April 4, 1995, the Board of Directors of SUFFOLK BANCORP (NASDAQ - SUBK) decided to make the following announcement to the shareholders:

         "During the past several weeks, it has become apparent that there is misunderstanding among our shareholders about the purposes and practical effect of Item 2 for consideration at the annual meeting of the shareholders now scheduled for April 11, 1995. Item 2 was a proposal which would have increased the number of common shares authorized from 7,500,000 to 37,500,000.

         Accordingly, on the advice of qualified counsel, the Board of Directors of Suffolk Bancorp has decided to withdraw Item 2 from the 1995 annual meeting to provide shareholders with the opportunity to more fully understand the issue. Therefore, the only items remaining on the agenda are the routine election of directors and the approval of independent auditors."

         Suffolk Bancorp is a one-bank holding company engaged in the commercial banking business through The Suffolk County National Bank, a full service commercial bank headquartered in Riverhead, New York. "SCNB" is Suffolk Bancorp's wholly owned subsidiary. Organized in 1890, The Suffolk County National Bank is the second largest independent bank headquartered on Long Island.

         The Suffolk County National Bank maintains offices in Bohemia, Center Moriches, Cutchogue, East Hampton, Hampton Bays, Mattituck, Medford, Miller Place, Montauk, Port Jefferson, Riverhead, Sag Harbor, Shoreham, Southampton, Wading River, Water Mill, and Westhampton Beach, New York.

         Suffolk Bancorp also owns Island Computer Corporation of New York, Inc., a bank data-service company located in Bohemia, New York.

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